99.1

The Joint Corp. Reports Second Quarter 2024 Financial Results

- Grew Q2 2024 Revenue 3%, System-wide Sales 8% and System-wide Comp Sales 2% vs. Q2 2023 -
- Increased Clinic Count to 960 at June 30, 2024 -

SCOTTSDALE, Ariz., August 8, 2024 – The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its financial results for the quarter ended
June 30, 2024.

Financial Highlights: Q2 2024 Compared to Q2 2023
●Grew revenue 3% to $30.3 million.
●Reported net loss of $3.6 million, including $1.5 million in litigation expense, $1.4 million in loss on disposition or impairment and the cost associated with an in-person national franchise conference, compared to net loss of $320,000, including loss on disposition or impairment of $144,000.
●Reported Adjusted EBITDA of $2.1 million, compared to $3.2 million.
●Increased system-wide sales1 8% to $129.6 million.
●Reported system-wide comp sales2 of 2%.
●Sold 7 franchise licenses, compared to 21, reflecting the impact of the refranchising process.
●Increased the total clinic count to 960 – 829 clinics franchised and 131 clinics company-owned or managed clinics – at June 30, 2024. During Q2 2024, The Joint
○opened nine franchised clinics;
○refranchised two clinics; and
○closed three clinics: one franchised and two company-owned or managed.

“In 2024, our highest priorities are refranchising corporate clinics and improving unit economics. In the second quarter of 2024, we delivered topline growth and positive Adjusted EBITDA, even with the ongoing economic concerns,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “Based on early negotiations with existing franchisees, we refranchised two clinics in the second quarter and have over ten more in the letter of intent process, including five in the Kansas City market. Having recently finalized our Confidential Information Memorandum package with Capstone Partners, a full-service middle market investment bank with specialization in refranchising, we are prepared to aggressively market clusters of clinics. To increase clinic profitability, we are embracing new innovation in operations, IT and marketing that leverage the size of our network on national and local levels. Our educational efforts attracted over 930,000 new patients to The Joint in 2023, of which 36% were new to chiropractic care. In 2024, we continue to positively influence the market, and as more and more people discover chiropractic care, our reach is boundless.”

1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 System-wide comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Financial Results for Second Quarter Ended June 30, 2024 Compared to June 30, 2023
Revenue was $30.3 million in the second quarter of 2024, compared to $29.3 million in the second quarter of 2023. Cost of revenue was $2.8 million, compared to $2.6 million in the second quarter of 2023, reflecting the associated higher regional developer royalties and commissions.

Selling and marketing expenses were $5.4 million, compared to $4.7 million, reflecting expenses related to the in-person national franchise conference and the timing of advertising spend. Depreciation and amortization expenses decreased 35% for the second quarter of 2024, as compared to the prior year period, primarily due to the impact of corporate clinics that are being held for sale in connection with the refranchising efforts.

General and administrative expenses were $22.6 million, up from $19.9 million in the second quarter of 2023, primarily due to $1.5 million in legal expenses associated with a class action suit related to time and wages reflecting the complexity of doing business in California as well as the increased expense to support more clinics.

Loss on disposition or impairment was $1.4 million, related to the quarterly impairment analysis of clinics held for sale as part of the refranchising efforts, compared to $144,000 in the second quarter of 2023.

Income tax expense was $178,000, compared to income tax benefit of $161,000 in the second quarter of 2023. Net loss was $3.6 million, including $1.5 million in employee litigation, $1.4 million of loss on disposition or impairment and the expense associated with an in-person national franchise conference, or $0.24 loss per share. This compares to net loss of $320,000, including the $144,000 of loss on disposition or impairment, or $0.02 loss per share, in the second quarter of 2023.

Adjusted EBITDA was $2.1 million, compared to $3.2 million the second quarter of 2023.

Financial Results for Six Months Ended June 30, 2024 Compared to June 30, 2023
Revenue was $60.0 million in the first half of 2024, compared to $57.6 million in the first half of 2023. Net loss was $2.6 million, including $1.8 million of loss on disposition or impairment, $1.5 million in employee litigation and the expense associated with an in-person national franchise conference, or 18 cents loss per share. This compares net income for the first half of 2023 of $2.0 million, including the $3.9 million employee retention credit and $210,000 of loss on disposition or impairment, or $0.13 loss per diluted share.

Adjusted EBITDA was $5.6 million, compared to $5.3 million the first half of 2023.

Balance Sheet Liquidity
Unrestricted cash was $17.5 million at June 30, 2024, compared to $18.2 million at December 31, 2023. Cash flow for the six-month period ended June 30, 2024 includes $1.8 million from operations and $224,000 from the net proceeds of the sales of clinics offset by ongoing IT capex and the $2.0 million first quarter 2024 repayment of the line of credit to JP Morgan Chase. Through this facility, we have retained immediate access to $20 million through February 2027.

2024 Guidance
The company reiterated all elements of its guidance.

●System-wide sales are expected to be between $530 and $545 million, compared to $488.0 million in 2023.
●System-wide comp sales for all clinics open 13 months or more are expected to be in the mid-single digits in 2024.

●New franchised clinic openings, excluding the impact of refranchised clinics, are expected to be between 60 and 75, compared to 104 in 2023.

Conference Call
The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday,
August 8, 2024, after the market close. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 1-(833) 630-0823 or (412) 317-1831 and ask to be joined into the ‘The Joint’ call approximately 15 minutes prior to the start time.

The live webcast of the call with accompanying slide presentation can be accessed in the IR events section https://ir.thejoint.com/events and available for approximately one year. An audio archive can be accessed for one week by dialing (877) 344-7529 or (412) 317-0088 and entering conference ID 9073185.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. System-wide comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information
This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of historical net income/(loss) to EBITDA and Adjusted EBITDA is presented in the table below. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses (which includes contract termination costs associated with reacquired regional developer rights), net (gain)/loss on disposition or impairment, stock-based compensation expenses, costs related to restatement filings, restructuring costs, litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business) and other income related to employee retention credits.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives,"

"intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward looking statements made in this press release include, among others, our 2024 highest priorities of refranchising corporate clinics and improving unit economics; our plans to aggressively market clusters of clinics; our plans to increase clinic profitability, by embracing new innovation in operations, IT and marketing that leverage the size of our network on national and local levels; our belief that in 2024, we continue to positively influence the market, and as more and more people discover chiropractic care, our reach is boundless; our anticipation of the success of the fourth quarter of 2024 promotions; and our expectations for system-wide sales, system-wide comp sales for all clinics open 13 months or more; and new franchised clinic openings, excluding the impact of refranchised clinics. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, which has increased our costs and which could otherwise negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; short-selling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 8, 2024 and subsequently filed current and quarterly reports. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation's largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance for millions of patients seeking pain relief and ongoing wellness. With over 900 locations nationwide and more than 13 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Consistently named to Franchise Times "Top 500+ Franchises" and Entrepreneur's "Franchise 500" lists and recognized by FRANdata with the TopFUND award, as well as Franchise Business Review's "Top Franchise for 2023," "Most Profitable Franchises" and "Top Franchises for Veterans" ranking, The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee, Washington, and West Virginia, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP.
CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$17,457,625	$18,153,609
Restricted cash	1,190,096	1,060,683
Accounts receivable, net	3,575,784	3,718,924
Deferred franchise and regional development costs, current portion	1,041,492	1,047,430
Prepaid expenses and other current assets	3,436,072	2,439,837
Assets held for sale	16,686,248	17,915,055
Total current assets	43,387,317	44,335,538
Property and equipment, net	8,928,658	11,044,317
Operating lease right-of-use asset	11,859,692	12,413,221
Deferred franchise and regional development costs, net of current portion	4,798,535	5,203,936
Intangible assets, net	4,145,162	5,020,926
Goodwill	7,677,695	7,352,879
Deferred tax assets ($1.1 million and $1.1 million attributable to VIEs as of June 30, 2024 and December 31, 2023)	907,019	1,031,648
Deposits and other assets	736,498	748,394
Total assets	$82,440,576	$87,150,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,639,841	$1,625,088
Accrued expenses	3,161,257	1,963,009
Co-op funds liability	1,190,096	1,060,683
Payroll liabilities ($0.7 million and $0.7 million attributable to VIEs as of June 30, 2024 and December 31, 2023)	4,272,155	3,485,744
Operating lease liability, current portion	3,811,835	3,756,328
Finance lease liability, current portion	26,038	25,491
Deferred franchise fee revenue, current portion	2,521,156	2,516,554
Deferred revenue from company clinics ($2.2 million and $1.6 million attributable to VIEs as of June 30, 2024 and December 31, 2023)	4,420,601	4,463,747
Upfront regional developer Fees, current portion	298,306	362,326
Other current liabilities	532,251	483,249
Liabilities to be disposed of ($2.8 million and $3.6 million attributable to VIEs as of June 30, 2024 and December 31, 2023)	12,140,570	13,831,863
Total current liabilities	34,014,106	33,574,082
Operating lease liability, net of current portion	10,205,222	10,914,997
Finance lease liability, net of current portion	24,858	38,016
Debt under the Credit Agreement	—	2,000,000
Deferred franchise fee revenue, net of current portion	12,935,888	13,597,325
Upfront regional developer fees, net of current portion	814,823	1,019,316
Other liabilities ($1.2 million and $1.2 million attributable to VIEs as of June 30, 2024 and December 31, 2023)	1,235,241	1,235,241
Total liabilities	59,230,138	62,378,977

THE JOINT CORP. CONSOLIDATED BALANCE SHEETS (CONT)
	June 30, 2024	December 31, 2023
LIABILITIES AND STOCKHOLDERS' EQUITY (CONT’)	(unaudited)
Commitments and contingencies (Note 10)
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,996,787 shares issued and 14,963,772 shares outstanding as of June 30, 2024 and 14,783,757 shares issued and 14,751,633 outstanding as of December 31, 2023	14,996	14,783
Additional paid-in capital	48,595,496	47,498,151
Treasury stock 33,015 shares as of June 30, 2024 and 32,124 shares as of December 31, 2023, at cost	(870,058)	(860,475)
Accumulated deficit	(24,554,996)	(21,905,577)
Total The Joint Corp. stockholders' equity	23,185,438	24,746,882
Non-controlling Interest	25,000	25,000
Total equity	23,210,438	24,771,882
Total liabilities and stockholders' equity	$82,440,576	$87,150,859

THE JOINT CORP.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Revenues from company-owned or managed clinics	$17,648,736	$17,802,838	$35,186,240	$34,930,795
Royalty fees	7,846,328	7,172,159	15,433,874	14,038,182
Franchise fees	719,103	671,368	1,374,977	1,425,794
Advertising fund revenue	2,240,838	2,041,050	4,407,311	3,993,455
Software fees	1,415,036	1,234,812	2,801,812	2,444,817
Other revenues	390,520	384,957	778,513	774,962
Total revenues	30,260,561	29,307,184	59,982,727	57,608,005
Cost of revenues:
Franchise and regional development cost of revenues	2,458,186	2,236,442	4,799,951	4,377,277
IT cost of revenues	368,486	359,070	742,797	692,920
Total cost of revenues	2,826,672	2,595,512	5,542,748	5,070,197
Selling and marketing expenses	5,401,834	4,707,818	9,287,948	8,868,062
Depreciation and amortization	1,523,813	2,329,267	2,927,718	4,544,322
General and administrative expenses	22,570,908	19,904,796	42,834,600	39,943,272
Total selling, general and administrative expenses	29,496,555	26,941,881	55,050,266	53,355,656
Net loss on disposition or impairment	1,435,320	144,345	1,797,423	209,815
Loss from operations	(3,497,986)	(374,554)	(2,407,710)	(1,027,663)
Other income (expense), net	79,910	(106,520)	115,540	3,714,642
Income (loss) before income tax expense	(3,418,076)	(481,074)	(2,292,170)	2,686,979
Income tax (benefit) expense	178,322	(160,585)	357,249	681,304
Net (loss) income	$(3,596,398)	$(320,489)	$(2,649,419)	$2,005,675
Earnings (loss) per share:
Basic (loss) earnings per share	$(0.24)	$(0.02)	$(0.18)	$0.14
Diluted (loss) earnings per share	$(0.24)	$(0.02)	$(0.18)	$0.13
Basic weighted average shares	14,950,082	14,684,035	14,875,718	14,625,435
Diluted weighted average shares	15,206,238	14,952,363	15,110,736	14,907,593

THE JOINT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(2,649,419)	$2,005,675
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,927,718	4,544,322
Net loss on disposition or impairment (non-cash portion)	1,797,422	209,815
Net franchise fees recognized upon termination of franchise agreements	(73,526)	(20,050)
Deferred income taxes	124,629	477,154
Stock based compensation expense	1,045,460	683,227
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	85,861	376,444
Prepaid expenses and other current assets	(997,307)	(1,208,605)
Deferred franchise costs	385,256	51,268
Deposits and other assets	5,196	(12,557)
Assets and liabilities held for sale, net	(1,674,226)	—
Accounts payable	14,284	(1,440,375)
Accrued expenses	1,198,248	1,104,369
Payroll liabilities	786,411	815,290
Deferred revenue	(631,272)	245,363
Upfront regional developer fees	(268,513)	(397,457)
Other liabilities	(239,348)	59,259
Net cash provided by operating activities	1,836,874	7,493,142

Cash flows from investing activities:
Proceeds from sale of clinics	224,100	—
Acquisition of CA clinics	—	(1,050,000)
Purchase of property and equipment	(657,450)	(2,729,875)
Net cash used in investing activities	(433,350)	(3,779,875)

Cash flows from financing activities:
Payments of finance lease obligation	(12,610)	(12,087)
Purchases of treasury stock under employee stock plans	(9,583)	(2,637)
Proceeds from exercise of stock options	52,098	202,386
Repayment of debt under the Credit Agreement	(2,000,000)	—
Net cash provided by (used in) financing activities	(1,970,095)	187,662

Increase (decrease) in cash, cash equivalents and restricted cash	(566,571)	3,900,929
Cash, cash equivalents and restricted cash, beginning of period	19,214,292	10,550,417
Cash, cash equivalents and restricted cash, end of period	$18,647,721	$14,451,346

Reconciliation of cash, cash equivalents and restricted cash:	June 30, 2024	June 30, 2023
Cash and cash equivalents	$17,457,625	$13,602,515
Restricted cash	1,190,096	848,831
Cash, cash equivalents and restricted cash, end of period	$18,647,721	$14,451,346

THE JOINT CORP.
RECONCILIATION FOR GAAP TO NON-GAAP
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Non-GAAP Financial Data:
Net (loss) income	$(3,596,398)	$(320,489)	$(2,649,419)	$2,005,675
Net interest expense	(79,910)	14,937	(115,540)	64,661
Depreciation and amortization expense	1,523,813	2,329,267	2,927,718	4,544,322
Tax expense (benefit)	178,322	(160,585)	357,249	681,304
EBITDA	(1,974,173)	1,863,130	520,008	7,295,962
Stock compensation expense	552,065	417,017	1,045,460	683,227
Acquisition related expenses	478,710	716,299	478,710	857,992
Loss on disposition or impairment	1,435,320	144,345	1,797,423	209,815
Restructuring costs	144,240	—	301,276	—
Litigation expenses	1,490,000	—	1,490,000	—
Other income related to the ERC	—	91,583	—	(3,779,304)
Adjusted EBITDA	$2,126,162	$3,232,374	$5,632,877	$5,267,692